Exhibit 99.1

Contact:	Jake Elguicze

Treasurer and Vice President of Investor Relations

610-948-2836

FOR IMMEDIATE RELEASE	April 30, 2013

TELEFLEX REPORTS FIRST QUARTER 2013 RESULTS

Revenues Rise 8.2% to $411.9 million; up 8.2% on Constant Currency Basis

GAAP Diluted EPS of $0.64; Adjusted Diluted EPS of $1.03

Reaffirms 2013 Guidance Ranges for Constant Currency Revenue Growth of 11% to 13% and Adjusted

Diluted EPS of $4.70 to $4.90

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the first quarter ended March 31, 2013.

First quarter 2013 net revenues were $411.9 million, an increase of 8.2% over the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2013 net revenues also increased 8.2% over the prior year period.

First quarter 2013 GAAP diluted earnings per share from continuing operations were $0.64, as compared to a loss of ($6.97) in the prior year period. The prior year period loss reflects a goodwill impairment charge of $332.1 million resulting from a reorganization of the Company’s business unit reporting structure. First quarter 2013 adjusted diluted earnings per share from continuing operations were $1.03, as compared to $0.99 in the prior year period, an increase of 4.0%.

“Overall, in the first quarter, I am pleased with the progress Teleflex has made on its operating initiatives,” said Benson Smith, Chairman, President and CEO. “The Company delivered high single-digit revenue growth and year-over-year earnings per share expansion, despite being impacted by headwinds such as two fewer shipping days compared to last year’s first quarter, the medical device tax and the impact of our convertible notes on our weighted average shares calculation due to the appreciation in our stock price. We remain focused on executing our strategic plan and capturing additional share in the markets we serve, while remaining committed to rationalizing our cost base to generate increased profitability for our shareholders.”

FIRST QUARTER NET REVENUE BY PRODUCT GROUP AND SEGMENT

Product Group Revenues

Critical Care first quarter 2013 net revenues were $287.0 million, an increase of 12.0% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2013 net revenues also increased 12.0% compared to the prior year period. The increase in constant currency revenue growth was due to higher sales of anesthesia and urology products. The growth in sales of anesthesia products was primarily due to the contribution from the LMA International N.V. (“LMA”) acquisition, which occurred in October of 2012. Constant currency sales growth was partially offset by a decline in sales of vascular access and respiratory products, as well as the impact of fewer shipping days in the quarter as compared to the first quarter of 2012.

Surgical Care first quarter 2013 net revenues were $74.7 million, an increase of 3.6% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2013 net revenues increased 3.3% compared to the prior year period. The increase in constant currency revenue growth was due to higher sales of ligation and access products, partially offset by a decline in sales of chest drainage and general surgical instrument products, as well as the impact of fewer shipping days in the quarter as compared to the first quarter of 2012.

Cardiac Care first quarter 2013 net revenues were $18.9 million, a decrease of 8.1% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2013 net revenues decreased 7.3% compared to the prior year period. The decrease in constant currency revenue growth was due to a decline in sales of intra-aortic balloon pumps and the impact of fewer shipping days in the quarter as compared to the first quarter of 2012.

OEM and Development Services (“OEM”) first quarter 2013 net revenues were $31.3 million, a decrease of 1.1% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2013 net revenues also decreased 1.1% compared to the prior year period. The decrease in revenue was primarily due to a decline in sales of catheter products and the impact of fewer shipping days in the quarter as compared to the first quarter of 2012.

	Three Months Ended		% Increase/ (Decrease)
	March 31, 2013	April 1, 2012	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Critical Care	$287.0	$256.2	12.0%	—	12.0%
Surgical Care	74.7	72.1	3.3%	0.3%	3.6%
Cardiac Care	18.9	20.6	(7.3%)	(0.8%)	(8.1%)
OEM	31.3	31.7	(1.1%)	—	(1.1%)

Total	$411.9	$380.6	8.2%	—	8.2%

Segment Revenues

Americas first quarter 2013 net revenues were $195.8 million, an increase of 8.5% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2013 net revenues also increased 8.5% compared to the prior year period. The increase in constant currency revenue growth was due to LMA product sales, new product introductions and price increases, partially offset by the impact of fewer shipping days in the quarter as compared to the first quarter of 2012.

EMEA first quarter 2013 net revenues were $142.4 million, an increase of 5.8% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2013 net revenues increased 5.4% compared to the prior year period. The increase in constant currency revenue growth was due to LMA product sales and new product introductions, partially offset by the impact of fewer shipping days in the quarter as compared to the first quarter of 2012 and price decreases.

Asia first quarter 2013 net revenues were $42.4 million, an increase of 24.8% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2013 net revenues increased 26.8% compared to the prior year period. The increase in constant currency revenue growth was due to LMA product sales and price increases.

	Three Months Ended		% Increase/ (Decrease)
	March 31, 2013	April 1, 2012	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Americas	$195.8	$180.3	8.5%	—	8.5%
EMEA	142.4	134.6	5.4%	0.4%	5.8%
Asia	42.4	34.0	26.8%	(2.0%)	24.8%
OEM	31.3	31.7	(1.1%)	—	(1.1%)

Total	$411.9	$380.6	8.2%	—	8.2%

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense and amortization of intangible assets and deferred financing costs for the three months of 2013 were $26.3 million compared to $22.7 million for the prior year period.

Cash and cash equivalents at March 31, 2013 were $306.6 million compared to $337.0 million at December 31, 2012.

Net accounts receivable at March 31, 2013 were $307.0 million compared to $298.0 million at December 31, 2012.

Net inventories at March 31, 2013 were $332.8 million compared to $323.3 million at December 31, 2012.

Net debt obligations at March 31, 2013 were $723.1 million compared to $692.7 million at December 31, 2012.

2013 OUTLOOK

The Company’s financial estimates for full year 2013 are as follows:

Constant currency revenue growth between 11% and 13%.

Adjusted diluted earnings per share in the range of $4.70 to $4.90.

2013 OUTLOOK EARNINGS PER SHARE RECONCILIATION

	Low	High
Diluted earnings per share	$3.20	$3.40
Restructuring and impairment charges, net of tax	$0.51	$0.51
Intangible amortization expense, net of tax	$0.82	$0.82
Amortization of debt discount on convertible notes, net of tax	$0.17	$0.17

Adjusted diluted earnings per share	$4.70	$4.90

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until May 7, 2013, 11:59pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 82225144.

ADDITIONAL NOTES

Constant currency revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Product group results and commentary exclude the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges set forth in the condensed consolidated statements of income and in the Reconciliation of Consolidated Statement of Income Items set forth below.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures. These measures include (i) adjusted diluted earnings per share, which excludes, depending on the period presented, the effect of charges associated with a goodwill impairment, our restructuring programs and asset impairments, losses and other charges related to acquisition costs, charges associated with the amortization of additional interest expense related to an interest rate swap terminated in 2011, intangible amortization expense, the amortization of debt discount on convertible notes and a litigation verdict against the Company with respect to a non-operating joint venture; and (ii) constant currency revenue and growth, which exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Consistent with past practice, adjusted diluted earnings per share has not been adjusted to exclude the benefit resulting from the forfeiture of equity awards. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below. This press release also includes forecasted constant currency revenue growth, which is also a non-GAAP measure. A reconciliation of forecasted constant currency revenue growth to GAAP forecasted growth has not been provided as management is unable to forecast trends in foreign currency exchange rates.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS

Dollars in millions, except per share amounts

Quarter Ended - March 31, 2013

	Cost of goods sold	Selling, general and administrative expenses	Goodwill impairment	Restructuring and other impairment charges	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders
GAAP Basis	$211.4	$127.0	—	$9.2	$14.0	$7.7	$27.5	$0.64
Adjustments
Restructuring and other impairment charges	—	—	—	9.2	—	2.6	6.6	$0.15
Losses and other charges (A)	0.5	1.4	—	—	—	0.7	1.2	$0.02
Amortization of debt discount on convertible notes	—	—	—	—	2.8	1.0	1.8	$0.04
Intangible amortization expense	—	12.4	—	—	—	4.3	8.1	$0.19
Tax Adjustment (D)	—	—	—	—	—	0.9	(0.9)	$(0.02)
Adjusted basis	$210.9	$113.2	—	—	$11.2	$17.2	$44.3	$1.03

Quarter Ended - April 1, 2012

	Cost of goods sold	Selling, general and administrative expenses	Goodwill impairment	Restructuring and other impairment charges	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders
GAAP Basis	$196.5	$112.1	$332.1	$(1.3)	$17.7	$(4.0)	$(284.3)	$(6.97)
Adjustments
Goodwill impairment	—	—	332.1	—	—	17.0	315.1	$7.73
Restructuring and other impairment charges	—	—	—	(1.3)	—	(0.6)	(0.7)	$(0.02)
Early termination of interest rate swap (B)	—	—	—	—	3.8	1.4	2.4	$0.06
Amortization of debt discount on convertible notes	—	—	—	—	2.6	0.9	1.7	$0.04
Intangible amortization expense	—	10.5	—	—	—	3.8	6.7	$0.16
Anti-dilutive effect on EPS (C)	—	—	—	—	—	—	—	$(0.01)
Adjusted basis	$196.5	$101.6	—	—	$11.3	$18.5	$40.7	$0.99

(A)	In 2013, losses and other charges include approximately $0.4 million, net of tax, or $0.00 per share, related to acquisition costs; and $0.8 million, net of tax or $0.02 per share, related to a litigation verdict against the Company with respect to a non-operating joint venture.
(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position resulting in a cash payment by the Company of approximately $14.8 million, which included $3.1 million of accrued interest. In accordance with GAAP, the Company amortized this amount as additional interest expense over the remainder of the original term of the interest rate swap, which expired in September 2012. In the first quarter of 2012, the impact of the amortization, net of tax, was approximately $2.4 million, or $0.06 per share.
(C)	The Company has presented results using basic weighted average shares with the impact of dilution on adjusted income, separately. Under applicable accounting guidance, if a company has a net loss from continuing operations, as was the case for the Company in 2012, no common shares that potentially may be issued are included in the computation of diluted per-share amounts because such inclusion would result in an anti-dilutive per share amount. However, the Company had net income on an adjusted basis in 2012. Therefore, common shares that would have a dilutive effect on adjusted net income are deemed to be outstanding for purposes of the calculation of 2012 adjusted diluted earnings per share.
(D)	The tax adjustment represents a net benefit resulting from (i) the resolution (including the expiration of statues of limitations) of various prior years’ U.S. federal, state and foreign tax matters, and (ii) the filing of amended prior years’ tax returns.

RECONCILIATION OF NET DEBT OBLIGATIONS

	March 31, 2013	December 31, 2012
	(Dollars in thousands)
Note payable and current portion of long-term borrowings	$4,700	$4,700
Long term borrowings	968,035	965,280
Unamortized debt discount	56,965	59,720

Total debt obligations	1,029,700	1,029,700
Less: cash and cash equivalents	306,554	337,039

Net debt obligations	$723,146	$692,661

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,700 people worldwide and serves healthcare providers in more than 140 countries. For additional information about Teleflex please refer to www.teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2013 constant currency revenue growth and adjusted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012.

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended
	March 31, 2013	April 1, 2012
	(Dollars and shares in thousands, except per share)
Net revenues	$411,877	$380,567
Cost of goods sold	211,357	196,453

Gross profit	200,520	184,114
Selling, general and administrative expenses	126,950	112,136
Research and development expenses	15,007	11,553
Goodwill impairment	—	332,128
Restructuring and other impairment charges	9,159	(1,325)

Income (loss) from continuing operations before interest and taxes	49,404	(270,378)
Interest expense	14,193	18,211
Interest income	(157)	(478)

Income (loss) from continuing operations before taxes	35,368	(288,111)
Taxes (benefit) on income (loss) from continuing operations	7,667	(3,998)

Income (loss) from continuing operations	27,701	(284,113)

Operating income (loss) from discontinued operations	(758)	929
Taxes (benefit) on income (loss) from discontinued operations	(296)	324

Income (loss) from discontinued operations	(462)	605

Net income (loss)	27,239	(283,508)
Less: Income from continuing operations attributable to noncontrolling interest	201	227

Net income (loss) attributable to common shareholders	$27,038	$(283,735)

Earnings per share available to common shareholders:
Basic:
Income (loss) from continuing operations	$0.67	$(6.97)
Income (loss) from discontinued operations	(0.01)	0.01

Net income (loss)	$0.66	$(6.96)

Diluted:
Income (loss) from continuing operations	$0.64	$(6.97)
Income (loss) from discontinued operations	(0.01)	0.01

Net income (loss)	$0.63	$(6.96)

Dividends per share	$0.34	$0.34
Weighted average common shares outstanding:
Basic	41,014	40,769
Diluted	43,047	40,769
Amounts attributable to common shareholders:
Income (loss) from continuing operations, net of tax	$27,500	$(284,340)
Income (loss) from discontinued operations, net of tax	(462)	605

Net income (loss)	$27,038	$(283,735)

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2013	December 31, 2012
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$306,554	$337,039
Accounts receivable, net	307,020	297,976
Inventories, net	332,820	323,347
Prepaid expenses and other current assets	28,940	28,712
Prepaid taxes	28,711	27,160
Deferred tax assets	45,620	46,882
Assets held for sale	7,836	7,963

Total current assets	1,057,501	1,069,079
Property, plant and equipment, net	300,830	297,945
Goodwill	1,236,876	1,249,456
Intangible assets, net	1,034,589	1,058,792
Investments in affiliates	1,947	2,066
Deferred tax assets	204	296
Other assets	61,780	61,863

Total assets	$3,693,727	$3,739,497

LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$4,700	$4,700
Accounts payable	67,383	75,165
Accrued expenses	74,200	65,064
Current portion of contingent consideration	21,931	23,693
Payroll and benefit-related liabilities	60,428	74,586
Accrued interest	9,576	9,418
Income taxes payable	17,221	15,573
Other current liabilities	6,029	6,206

Total current liabilities	261,468	274,405
Long-term borrowings	968,035	965,280
Deferred tax liabilities	409,289	419,266
Pension and postretirement benefit liabilities	159,147	170,946
Noncurrent liability for uncertain tax positions	68,917	68,292
Other liabilities	51,794	59,771

Total liabilities	1,918,650	1,957,960
Commitments and contingencies
Total common shareholders’ equity	1,772,248	1,778,950
Noncontrolling interest	2,829	2,587

Total equity	1,775,077	1,781,537

Total liabilities and equity	$3,693,727	$3,739,497

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31, 2013	April 1, 2012
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income (loss)	$27,239	$(283,508)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (income) from discontinued operations	462	(605)
Depreciation expense	10,153	8,630
Amortization expense of intangible assets	12,438	10,510
Amortization expense of deferred financing costs and debt discount	3,750	3,530
Stock-based compensation	2,791	1,719
In-process research and development impairment	4,494	—
Goodwill impairment	—	332,128
Deferred income taxes, net	476	(12,624)
Other	(12,872)	(3,877)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(16,420)	(19,315)
Inventories	(13,693)	2,372
Prepaid expenses and other current assets	(435)	(1,812)
Accounts payable and accrued expenses	(13,429)	(9,272)
Income taxes receivable and payable, net	1,139	(1,560)

Net cash provided by operating activities from continuing operations	6,093	26,316

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(15,635)	(13,330)
Payments for businesses and intangibles acquired, net of cash acquired	(5,679)	—

Net cash used in investing activities from continuing operations	(21,314)	(13,330)

Cash Flows from Financing Activities of Continuing Operations:
Decrease in notes payable and current borrowings	—	(286)
Proceeds from stock compensation plans	4,326	1,594
Dividends	(13,964)	(13,866)

Net cash used in financing activities from continuing operations	(9,638)	(12,558)

Cash Flows from Discontinued Operations:
Net cash used in operating activities	(629)	(2,178)
Net cash used in investing activities	—	(1,699)

Net cash used in discontinued operations	(629)	(3,877)

Effect of exchange rate changes on cash and cash equivalents	(4,997)	10,282

Net (decrease) increase in cash and cash equivalents	(30,485)	6,833
Cash and cash equivalents at the beginning of the period	337,039	584,088

Cash and cash equivalents at the end of the period	$306,554	$590,921